Exhibit 99.1

AGP Call Transcript June 5th, 2019

John Hanna

Good morning everyone, this is John Hanna speaking. As the newest member of the Atlas Growth Partners team having joined the company as President in August of last year, I want to welcome everyone to the call. Joining me today from the company are Jeff Slotterback, our Chief Financial Officer, and Chris Walker, our Chief Operating Officer. The Board brought me on to supplement Jeff and Chris’ tremendous experience given my oil and gas investment banking experience originating and executing mergers and acquisitions for hundreds of energy companies. As we will discuss shortly, we believe there are two paths that will be pursued. First, we are looking to acquire producing properties that are accretive to the company and second are focusing on our drilling opportunities, both on the attractive undeveloped locations we own today as well as external properties. We believe that our plans to grow the partnership are highly tenable in a finite amount of time.

As we get started, I would like to remind everyone that during this conference call we will make certain forward-looking statements, and in this context forward-looking statements address our expected future business and financial performance and financial condition and other related matters, and often are identified by words such as expects, anticipates, and similar words or phrases. Forward-looking statements by their nature address matters that are uncertain and are subject to certain risks, which could cause actual results to differ materially from those projected in the forward-looking statements. We discuss these risks in our most recent quarterly report on Form 10-Q and our annual report on Form 10-K for 2018.

I would also like to caution you not to place any undue reliance on these forward-looking statements, which reflect management’s belief only as of the date hereof. The Partnership undertakes no obligation to publically update its forward-looking statements or to publically release the results of any revisions to any forward-looking statements and that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

It is our goal for this call to give our various stakeholders an opportunity to better understand our assets and related operational and financial performance as well as to discuss our strategic plan for the future. Accordingly, I would like to provide the context behind our decision to host this conference call. We have filed financial statements with the SEC every quarter since shortly after the completion of the Cinco acquisition 4+ years ago that summarize our operating performance. While our Investor Services team continues to receive a number of inquiries, this conference call forum provides all stakeholders with the same commentary at the same time.

So as I reflect on the past nine months, we have accomplished the important near-term goals created in conjunction with our Board when I joined, namely putting in place a plan to potentially drill our inventory of wells in addition to establishing a framework for the types of acquisitions we should be analyzing. Both our internal and external growth strategies will require incremental capital. Accordingly, we have met with over 30 banks and other financing sources to source the capital necessary for drilling on our acreage and the over 50 acquisitions we have reviewed. Based on those discussions, we remain guardedly optimistic that we will be able to accomplish one or both of these strategic objectives. Despite the continued volatility in the energy markets and prolonged investor disdain for energy public equities, we are seeing an enhanced volume of attractive acquisitions that is mostly being driven by a combination of portfolio optimization activities where certain assets are deemed non-core as well as forced asset sales from distressed companies that were not as fortunate as us in terms of balance sheet flexibility.

I will now turn it over to Chris Walker, our COO, to review our assets and operational performance, then Jeff Slotterback, our CFO, will review some of our key financial metrics before I conclude with a discussion around our broader strategy and future expectations.

Chris Walker

Thanks John. As a reminder, the overwhelming majority of the Partnership’s assets are situated in the black oil window of the Eagle Ford shale in Atascosa County. We acquired the undeveloped acreage in a transaction at the end of 2014, right before the industry entered a multi-year downturn that saw oil prices fall by 70%. After closing the acquisition, we immediately deployed additional capital to develop the position by completing 10 horizontal wells that had been drilled but not completed by the seller. The combination of the timing associated with both the acquisition as well as the lack of recovery in commodity prices during the initial flush production period from the new wells has put us in the position we are in today where the company has to rely on additional drilling or acquisitions to grow and re-initiate a dividend beyond the $25 million already paid. But despite this broader market backdrop, we have remained active, drilling and completing one well in 2018 called the Skeeter 4-H. The Skeeter 4-H well has performed in-line with our expectations and has produced gross total 70,000 barrels of oil equivalent to date of which 93% is oil. The success of this well gives us confidence that our remaining inventory of locations will drive strong value to the partnership if we drill them. Including the contribution from the Skeeter 4-H as well as the other 10 Eagle Ford horizontal wells and 2 small non-operated wells owned by the partnership in Oklahoma, our fiscal year 2018 and Q1 2019 production averaged 504 and 431 boe/d, respectively with roughly 80% of that being oil.

Our Eagle Ford position of approximately 2,800 contiguous net acres allows us to drill extra-long lateral length wells that yield better economics than shorter length horizontal wells. Specifically, we estimate that we have 12 undeveloped locations that can be drilled at single-well economics that range between 30-50% IRRs based on today’s commodity prices. Of those 12 locations, 7 of them average 13,000 feet of lateral length. The expected capital required to drill these 7 locations is between $50 and $60 million. The average payback on these 7 wells ranges from 1.2 to 1.5 years depending on certain assumptions around the amount of capital per well, operating expenses and commodity prices. Cumulatively, we would expect these wells to generate between $50 to $60 million of contribution margin (net of the capital to drill) over the economic life of the wells.

Our operating team has drilled and/or completed 27 horizontal wells in our Eagle Ford area and an additional 150 in the broader South Texas region. As a result, we feel that our working knowledge of the Eagle Ford shale, both in close proximity to our acreage as well as in other parts of the play, is a core strength that can be used to grow the partnership, whether thru the organic drilling of our remaining inventory of undrilled locations or thru acquisitions.

With that, I will hand it off to Jeff.

Jeff Slotterback

Thanks Chris. I will begin by discussing our latest balance sheet, our 2019 financial outlook and our reserve metrics. As of our March 31st 2019 quarter that just recently closed, we have nearly $4 million of cash, $27 million of assets and no debt. For 2019, we expect to be roughly breakeven to slightly positive for cash flow generation and thus we expect to end the year approximately where we reside with a $4mm cash balance. These monies are earmarked for the execution of our growth strategy. While our strategic plan is not one that assumes no drilling or acquisition activity, the cash balance estimate is based on an outlook consistent with current commodity strip prices and does not include any incremental production from drilling any of our inventory wells or acquiring any assets. While we are happy with our decision to have never taken on any debt, we fully recognize that it is not really an investment highlight—but it is a critically important component of our growth strategy in that both of our growth avenues require external capital and having no debt gives us more capacity to source that new capital in a flexible manner.

And, while we do not publish reserve metrics in our quarterly filings, we do include them in our annual filings, the most recent of which for 2018 was filed on April 16. In that filing, we published an SEC PV-10 metric of $51.7 million, of which approximately 30% related to proved developed reserves, which come from the wells that are already producing and 70% which come from undeveloped reserves from our 12 undrilled locations. The underlying commodity pricing for this metric and the corresponding table as calculated pursuant to the SEC’s rules is based on the average monthly pricing for 2018 held flat for the forecast period cash flows which are then discounted at a 10% discount rate. The commodity prices used were: $65.56 per barrel for crude oil, $25.57per barrel for ngls and $3.10 per mmbtu for gas.

Although PV-10 is an informative number in the context of the cash flows we would receive from using new capital to drill our undeveloped locations, I want to be clear that it is not necessarily reflective of a value achievable in a sale of the partnership or its assets. I will now turn the call over to John so he can expand upon this as well as our strategic objectives.

John Hanna

Thanks Jeff. Right now, there is a severe dislocation in the broader public equity markets that has created a potentially buyer-friendly M&A market dominated by private capital. Essentially what is happening is that the sellers who choose to sell in today’s market (for whatever reason whether portfolio optimization, financial distress or profit taking even) are receiving prices from buyers that are materially less than they would have received as recently as last fall. The way this trend has translated into practice is that buyers are not willing to pay for any undeveloped potential unless the asset is of the highest quality/certainty. This deeply distressed environment is an opportunity for buyers with track records such as ourselves to deploy operational expertise to extract the value from the cash flows, provided the capital is available.

Obviously, given the above dynamic plus our long history in the energy markets, we would prefer to be buyers and not sellers in today’s market. We believe we can be successful in acquiring attractive assets at attractive prices. We would now like to set a timeline and framework for when we expect to execute on a successful acquisition and/or drilling plan for our existing inventory. If we cannot begin the process of growing the partnership in the next 12 months, we will begin to evaluate a liquidation or monetization at some point in mid-2020. We certainly appreciate that many investors may want to monetize or liquidate the partnership sooner but we want to prove to our stakeholders that the optionality associated with generating additional value is a better alternative.

In conclusion, our management team and Board of Directors, which includes 3 independent directors, are trying to accomplish these goals with an eye towards speed and most importantly value creation. In most instances, if we are successful in our goal of maximizing the value of the partnership, we would anticipate that a restarting of the dividend will follow. We cannot promise that we will be successful in executing either strategy but we have now set a timeline to achieve these goals. We intend to evaluate the reception from this call in determining whether or not to host future similar conference calls. With that, I would like to thank everyone for joining us today and we look forward to continuing an open dialogue. We greatly appreciate the continued patience given the difficult commodity environment we have been in since late 2014 and we will make sure to reciprocate with additional communication as appropriate. Thank you.